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                                                                Exhibit 10(xxii)

                              RETIREMENT AGREEMENT

      This Retirement Agreement ("Agreement") is entered into between David Beittel ("EMPLOYEE") and American Greetings Corporation, an Ohio corporation ("AG" or "Company"), on the date set forth at the signature lines below, arising out of the employment relationship between EMPLOYEE and AG. This Agreement will not become effective and irrevocably binding until seven (7) days after it is signed by EMPLOYEE. EMPLOYEE may revoke this Agreement at any time prior to the expiration of such seven (7) days. A revocation must be in writing and it must be received by the Company by the close of business on the seventh day.

      In consideration of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound, the parties agree as follows:

      1. EMPLOYEE hereby acknowledges termination of employment with the Company effective as of the close of business on February 28, 2005 ("Retirement Date").

      2. Commencing on the Retirement Date and upon EMPLOYEE signing a waiver prepared by the Company in the form of paragraph 9, and provided that EMPLOYEE has not resigned prior to the Retirement Date, EMPLOYEE will receive the following benefits from the Company:

            a. Retirement pay of an amount equal to 30 months base salary, based on EMPLOYEE'S annual salary in effect at the Retirement Date, payable in monthly installments beginning on March 15, 2005, less applicable deductions, including deductions for health care coverage. Retirement payments shall be made even if EMPLOYEE obtains non-competing employment as set forth herein. Any payments due before the effective date of this Agreement shall be payable within ten (10) days after the effective date. In the event EMPLOYEE dies prior to payment of all Retirement pay, any amounts remaining to be paid shall be paid to EMPLOYEE's estate. Company reserves the right to pay any portion of the Retirement pay in a lump sum, if both Company and EMPLOYEE agree.

            b. Continued health care coverage, concurrently with COBRA, in the plan in which EMPLOYEE is enrolled at the Retirement Date, at the Senior Vice President active employee payroll deduction rate, as it may be changed from time-to-time, through August 31, 2007; and from September 1, 2007 through December 31, 2012, EMPLOYEE will continue to be eligible for health care coverage at the Senior Vice President active employee rate on a pre-tax basis, as it may be changed from time-to-time; and thereafter, EMPLOYEE shall be eligible for retiree health care coverage on the terms then in effect;

            c. EMPLOYEE will be eligible to participate in the Key Management Annual Incentive Plan for Fiscal Year 2005, at no less than a "Meets Expectations" evaluation level;

            d. AG will pay for up to 6 months of outplacement services to assist EMPLOYEE in seeking employment. The service provider shall be Lee Hecht Harrison and AG will make direct payments to the service provider;

            e. EMPLOYEE will cease to have use of EMPLOYEE's company car. March 1, 2005, and shall return the car to the Company at that time. Company shall pay EMPLOYEE the amount of $11,430. EMPLOYEE will have the option to purchase said car from the leasing company as and to the extent agreed to by the leasing company. Such transaction shall be effected solely between EMPLOYEE and the leasing company with no liability to AG.

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            f.    EMPLOYEE will continue to be covered under the Company's
                  Executive Life Insurance Plan for 6 months past the Retirement Date (coverage will continue through August 31, 2005); and

            g. Stock options granted to EMPLOYEE prior to the Retirement Date will continue to vest according to the terms of the stock option plan(s) through August 31, 2007, as if EMPLOYEE were actively employed. Vested stock options shall be exercisable for 90 days after August 31, 2007.

            h. EMPLOYEE shall be entitled to an executive physical to be taken before July 1, 2005.

            i.    The Company shall pay Employee $10,000 for transition costs.

      3. Following the Retirement Date, EMPLOYEE and Company may enter into a Consulting Agreement pursuant to which EMPLOYEE will consult with Company on dates and terms that are mutually agreed upon. Company will pay EMPLOYEE $2,000 per day plus expenses for such consulting.

      4. If EMPLOYEE is re-employed by Company, in any capacity other than a temporary, part-time or consulting assignment, prior to receipt of all the Retirement benefits provided in paragraph 2., EMPLOYEE will forfeit any unpaid Retirement benefits. In the event EMPLOYEE is paid Retirement in a lump sum, s/he will pay back to COMPANY that amount EMPLOYEE would not have received had Retirement been paid out in equal installments over time, pursuant to paragraph 2(a).

      5. EMPLOYEE acknowledges that as of the Retirement Date EMPLOYEE will cease to be an employee of AG and thereafter will not be eligible for or receive any benefits of employment and that the only benefits EMPLOYEE will receive from AG are those benefits described herein ; provided, however, that this Agreement does not waive any benefits EMPLOYEE may be eligible to receive under the Company's Supplemental Executive Retirement Plan, any stock option plan, deferred compensation plan, or the Retirement Profit Sharing and Savings Plan.

      6. Notwithstanding any other provision of this Agreement, EMPLOYEE acknowledges that the benefits EMPLOYEE will receive under paragraph 2 above are greater than those benefits EMPLOYEE would have been entitled to receive upon termination in the absence of this Agreement.

      7. This Agreement is offered as part of an exit incentive or other employment termination program (the "Program"). Information concerning eligibility and selection for the Program that is required to be provided under the federal age discrimination in employment laws is enclosed with this Agreement. EMPLOYEE acknowledges receipt of the information.

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      8. It is agreed by EMPLOYEE that this Agreement, the benefits, including all benefits set forth in paragraph 2 above, and all other terms of this Agreement, are each confidential information and shall not be disclosed or revealed to any person other than EMPLOYEE's attorneys, accountants, tax advisors, and immediate family members (who must be informed of and agree to be bound by the terms of this paragraph), and any governmental taxing authority; provided however that Company may disclose the terms to comply with any governmental or regulatory disclosure obligation.

      9. With respect to any and all events arising out of or related to the employment relationship between EMPLOYEE and the Company occurring on or before the Retirement Date, EMPLOYEE hereby releases and forever discharges Company and its agents, officers, directors, employees, subsidiaries, divisions, affiliates, successors and assigns, (collectively "AG Releasees") from any and all claims and/or causes of action, known or unknown, arising (i) from or during EMPLOYEE's employment with AG or (ii) as a result of the termination of that employment; and EMPLOYEE hereby covenants and agrees that s/he will not assert any such claims and/or causes of action against any AG Releasee, including but not limited to, (i) claims and/or causes of action arising under the Age Discrimination in Employment Act (29 U.S.C. Sec. 621 et seq.), (ii) claims and/or causes of action arising under federal, state or local laws, including but not limited to those prohibiting employment discrimination on the basis of race, color, national origin, religion, sex, age, disability or otherwise; (iii) claims and/or causes of action growing out of any legal restrictions on AG's right to terminate its employees, including breach of contract, discharge in violation of public policy, or promissory estoppel, or (iv) tort claims and/or causes of action, including infliction of emotional distress, defamation, libel or slander.

      10. EMPLOYEE represents and warrants that EMPLOYEE has no interest or obligation that is inconsistent with or in conflict with this Agreement or that would prevent, limit or impair Employee's performance of any part of this Agreement.

      11. EMPLOYEE agrees that in the event that EMPLOYEE breaches any of the terms of this agreement, EMPLOYEE will forfeit the benefits described in paragraph 2, plus EMPLOYEE will pay any expenses or damages incurred by the AG Releasees as a result of the breach, including reasonable attorneys' fees.

      12. EMPLOYEE acknowledges that EMPLOYEE has an obligation of confidence and non-disclosure with respect to any and all confidential information and trade secrets that EMPLOYEE acquired during the course of employment with Company. Confidential information shall mean information not made public by the Company. This obligation of confidence and non-disclosure extends to both Company information and third-party information held by the Company in confidence, and this obligation continues after the Retirement Date. EMPLOYEE is prohibited from using or disclosing such information.

      13. EMPLOYEE agrees that from the Retirement Date through August 31, 2007, EMPLOYEE shall not be employed directly or indirectly in any capacity or work as a consultant or independent contractor for any person, firm or company in the greeting card wrapping paper, stationery or party goods industry in any capacity similar to that held by EMPLOYEE while employed with the Company.

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      14. Any dispute arising out of or relating to this Agreement or EMPLOYEE's employment shall be resolved pursuant to the Company's alternative dispute resolution program known as "Solutions", and the arbitration provided for under the Solutions program shall be final and binding upon the parties, except for any appeal permitted by law; provided however, that in the event that the Company seeks injunctive relief to enforce its rights under Paragraphs 12 or 13 of this Agreement, the parties consent to the jurisdiction of the state or federal court in Cuyahoga County, Ohio without regard to the mediation and arbitration provisions of the Solutions program.

      15. For 90 days after the Retirement Date, EMPLOYEE agrees to provide and cooperate promptly with any reasonable request by the Company to provide such information, signatures, or certifications (as to matters upon which Employee can truthfully certify) that may be required for, or otherwise relate to, the Company's compliance with federal, state or local laws or regulatory requirements. The Company shall reimburse EMPLOYEE for all reasonable expenses related to compliance with this paragraph.

      16. EMPLOYEE agrees that he/she will not make any oral or written statements that either generally or specifically disparage the Company, its employment practices, business, products, conduct or policies, or its employees, directors, or agents. AG agrees that it shall not make any oral or written statements that either generally or specifically disparage EMPLOYEE or his/her professional competence or employability.

      17. (a) This Agreement constitutes the entire understanding between EMPLOYEE and the Company relating to the subject matter contained herein and this Agreement supersedes any previous agreement(s) that may have been made in connection with EMPLOYEE's employment with AG except insofar as such agreement(s) concern EMPLOYEE's obligations with regard to competing with AG or EMPLOYEE's obligations with regard to AG's trade secrets, proprietary or other confidential information belonging to AG, which obligations are not modified, amended or terminated by this Agreement and which continue after the Retirement Date. This Agreement may not be changed, modified, or altered without the express written consent of EMPLOYEE and an officer of AG.

          (b) AG's failure to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of, or deprive AG of its right thereafter to insist upon strict adherence to that term or any other term of this Agreement. To be effective, any waiver must be in writing and signed by an officer of AG.

          (c) This Agreement shall be construed in accordance with the laws of the State of Ohio. If any part or section of this Agreement is found to be contrary to law or unenforceable, the remainder shall remain in force and effect.

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      18. EMPLOYEE is hereby advised and encouraged to consult an attorney prior to executing this Agreement. EMPLOYEE acknowledges that if EMPLOYEE has executed this Agreement without consulting an attorney EMPLOYEE has done so knowingly, voluntarily and contrary to the express advice herein.

      19. EMPLOYEE acknowledges that EMPLOYEE has been given at least forty-five
(45) days from the date EMPLOYEE first received this Agreement, which date was on or before December 10, 2004, during which to consider this Agreement. EMPLOYEE understands that the offer made to EMPLOYEE by this Agreement remains open for at least forty-five (45) days, and that EMPLOYEE may accept the offer at any time through February 15, 2005. If EMPLOYEE does not accept this Agreement on or before that date, the offer set forth in this Agreement is automatically rescinded unless AG expressly notifies EMPLOYEE in writing otherwise.

AMERICAN GREETINGS CORPORATION

By: /s/ Pamela Linton                             Date: 25 February 05
    -------------------------------
        Pamela Linton

Title: Sr. Vice President
       Human Resources

/s/ David R. Beittel                              Date: 2/15/05
-----------------------------------
    David Beittel

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